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                                  AMENDMENT NO. 2 TO
                        SC BANCORP EXECUTIVE DEFERRAL PLAN III


    SC BANCORP, a California corporation, hereby amends the SC Bancorp Executive Deferral Plan III, which was initially effective on June 1, 1990 (the "Plan"), as follows:


         1.   New Section 1.1A of the Plan is added to read as follows:

    "1.1A 'Bank' shall mean Southern California Bank, a California corporation."


         2.   New Section 1.7A of the Plan is added to read as follows:

    "1.7A' Change in Control Event' shall be deemed to have occurred if and when:

         a. the Company shall consummate a merger or consolidation (a 'Transaction') with another corporation; PROVIDED, HOWEVER, that a Change of Control shall not be deemed to have occurred with respect to a Transaction if the beneficial owners of the outstanding shares entitled to vote in the election of directors immediately prior to such Transaction will beneficially own more than sixty percent (60%) of the outstanding shares entitled to vote in the election of directors of the corporation resulting from the consummation of the Transaction; or

         b. twenty-five percent (25%) of the Company's securities then entitled to vote in the election of directors shall be acquired by any 'person' (as such term is used in Sections 13(d) of the Securities Exchange Act of 1934, as amended); or

         c. during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period were members of the Board of Directors of the Company (the 'Incumbent Board') shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company, provided that any


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              person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least eighty-five percent (85%) of the directors comprising the Incumbent Board shall be, for purposes hereof, considered as though such person were a member of the Incumbent Board; or

         d. the Bank or the Company shall sell all, or substantially all, of its assets to another corporation."


         3. The last sentence of Section 3.5 is amended in its entirety to read as follows:

         "For purposes of any Long-Term Payments described in Article 5, the Moody's Rate for the current Plan Year plus five (5) percentage points and the Moody's Rates plus five (5) percentage points for each of the preceding five (5) Plan Years will be averaged and used to calculate the interest for benefit payments."


         4.   New Section 7.5 shall be added to the Plan to read as follows:

    "7.5 COMMITTEE DISCRETION. For purposes of determining the form of payment of a Participant's termination benefit, the Committee may, in its sole and absolute discretion, deem a Participant who has experienced a Termination of Employment prior to the Participant's Benefit Commencement Date as being eligible for the Long-Term Payment Option under Article 5. Such Participant's benefit shall be paid at the same time and in the same manner as elected by the Participant prior to the beginning of the Benefit Unit. The applicable interest rate to be used in determining such Participant's Account Balance shall be the Moody's Rate plus five (5) percentage points and the interest rate to be used in determining a Participant's installment payments shall be the interest rate set forth in Section 3.5."


         5.   Section 14.6 shall be added to the Plan to read as follows:

    "14.6 TERMINATION, AMENDMENT OR MODIFICATION AFTER A CHANGE IN CONTROL EVENT Notwithstanding any other provision of this Plan, subsequent to a Change


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              in Control Event, the benefits of a Participant who is receiving payments under this Plan shall not be affected by a Plan termination, or any amendment or modification which adversely affects such Participant's benefits, under Sections 14.1 or 14.2. The benefits of a Participant who has not yet begun to receive payments prior to such Change in Control Event shall be paid at the same time and in the same manner as elected by the Participant prior to the beginning of the Benefit Unit."

                        *   *   *   *   *

         SC Bancorp has signed this Amendment on the date indicated below to be effective as of January 1, 1997.


                             SC BANCORP

Date:  Feb. 27, 1997           By: /s/ H.A. Beisswenger
                                  -----------------------
                                   Its:  Chr.
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